Exhibit 10.1
AMENDED AND RESTATED LOAN AND
SUBORDINATED DEBENTURE PURCHASE AGREEMENT
between
LaSalle Bank National Association
and
Centrue Financial Corporation
Dated as of March 31, 2008

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EXHIBITS:

A	Form of Term Note
B	Form of Amended and Restated Revolving Note
C	Form of Subordinated Debenture
D	Form of Amended and Restated Pledge and Security Agreement
E	Form of Rate Election Notice
F	Form of Opinion of Borrower’s Counsel
G	Form of Quarterly Compliance Certificate

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AMENDED AND RESTATED LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 31, 2008 and is made by and between CENTRUE FINANCIAL CORPORATION, a Delaware Corporation (“Borrower”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).
RECITALS:
     A. Borrower is a bank holding company that owns 100% of the issued and outstanding capital stock of Centrue Bank, an Illinois state-chartered, Federal Reserve member bank with its main office located in Streator, Illinois (“Subsidiary Bank”). The issued and outstanding capital stock of Subsidiary Bank may be referred to as the “Pledged Subsidiary Bank Shares.”
     B. Borrower and Lender are parties to that certain Amended and Restated Loan Agreement, dated as of December 19, 2007, as amended, restated, supplemented or modified from time to time (the "Existing Loan Agreement”), pursuant to which Lender has extended a $25,000,000 revolving credit facility to Borrower (the “Outstanding Revolving Loan”), the repayment of which is secured by a pledge of shares of the capital stock of Subsidiary Bank pursuant to that certain Amended and Restated Pledge and Security Agreement, dated as of December 19, 2007, as amended, restated, supplemented or modified from time to time (the “Existing Pledge and Security Agreement”). Upon their execution and delivery at Closing (as defined below), this Agreement shall have the effect of amending and restating the Existing Loan Agreement, and the Pledge Agreement (as defined below) shall have the effect of amending and restating the Existing Pledge and Security Agreement.
     C. Borrower has requested that Lender provide it with three credit facilities in the aggregate principal amount of $35,250,000 consisting of: (a) a term loan (the “Term Loan”) in the principal amount of $250,000 (the “Term Loan Amount”); (b) a revolving line-of-credit (the “Revolving Loan”) in the principal amount of up to $25,000,000 (the “Revolving Loan Amount”), which shall replace the Outstanding Revolving Loan; and (c) subordinated debt (the “Subordinated Debt”) in the principal amount of up to $10,000,000 (the “Subordinated Debt Amount”). The Term Loan and the Revolving Loan may be referred to collectively as the “Senior Loans” and the Senior Loans and the Subordinated Debt may be referred to collectively as the “Loans.”
     D. The proceeds from the Senior Loans and the Subordinated Debt shall be used by Borrower for working capital and other general corporate purposes.
     E. The Subordinated Debt is intended to qualify as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the “FRB”).
     F. Lender is willing to lend to Borrower up to an aggregate principal amount of $35,250,000 under the Loans in accordance with the terms, subject to the conditions and in reliance on the recitals, representations, warranties, covenants and agreements set forth herein and in the other Loan Documents (as defined below).
     THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENT:
          1. DEFINITIONS.
     1.1. Defined Terms. The following capitalized terms generally used in this Agreement and in the other Loan Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
     “Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.
     “Agreement” has the meaning ascribed to such term in the preamble hereto.
     “Assignee Lender” has the meaning ascribed to such term in Section 9.2.
     “Average Total Assets” has the meaning ascribed to such term in Section 7.3.
     “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended or recodified.
     “Base Rate” means that rate of interest (expressed as a percent per annum) equal to Lender’s “base” or “prime” rate (which is not necessarily the lowest or most favorable rate of interest charged by Lender on commercial loans at any time) in effect from time to time, which means a base rate of interest established by Lender from time to time that serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Any change in the rate of interest hereunder due to a change in the base or prime rate shall become effective on the date each change in the base or prime rate is announced by Lender.
     “Base Rate Tranche” means a Borrowing Tranche as to which the Base Rate is applicable.
     “Borrower” has the meaning ascribed to such term in the preamble hereto.
     “Borrower’s Accountant” means the nationally recognized firm of certified public accountants selected by Borrower and satisfactory to Lender as shall from time to time audit Borrower’s financial statements.
     “Borrower’s Liabilities” means Borrower’s obligations under this Agreement, the Term Note, the Revolving Note and any other Loan Documents (other than the principal, interest and other amounts payable under the Subordinated Debenture).
     “Borrowing Date” means the date any Borrowing Tranche is disbursed, renewed or converted (from a LIBO Tranche to a Base Rate Tranche or from a Base Rate Tranche to a LIBO Tranche).
     “Borrowing Tranche” means a disbursement of proceeds under any Loan pursuant to this Agreement.
     “Business Day” means (a) for all purposes other than as covered by clause (b) hereof, a day of the week (but not a Saturday, Sunday or a legal holiday under the laws of the State of Illinois or any other day on which banking institutions located in Illinois are authorized or required by law or other governmental action to close) on which the Chicago, Illinois offices of Lender are open to the public for carrying on substantially all of Lender’s business functions and (b) with respect to determinations in connection with, and payments of principal and interest on any LIBO Rate Tranche, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar-denominated deposits in the London Interbank Eurodollar Market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
     “Call Report” means the quarterly report of income and condition required to be filed by the depository institution with its primary federal regulator.
     “Closing” has the meaning ascribed to such term in Section 2.5.
     “Closing Date” means March 31, 2008.
     “Code” means the Internal Revenue Code of 1986, as amended or recodified.
     “Code Provisions” has the meaning ascribed to such term in Section 8.1.1.17.
     “Collateral” means all the property, including all tangible and intangible property, in which the Collateral Documents grant (or purport to grant) Lender a security interest.
     “Collateral Documents” means the Pledge Agreement and such other certificates, documents and instruments entered into or delivered in connection with or relating to the Collateral.
     “Default Rate” has the meaning ascribed to such term in Section 2.6.3.
     “Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified.
     “Event of Default” has the meaning ascribed to such term in Section 8.1.1.
     “Existing Loan Agreement” has the meaning ascribed to such term in the recitals hereto.
     “Existing Pledge and Security Agreement” has the meaning ascribed to such term in the recitals hereto.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FDI Act” means the Federal Deposit Insurance Act, as amended or recodified.
     “Federal Reserve Notice” has the meaning ascribed to such term in Section 8.6.
     “Financial Statements” has the meaning ascribed to such term in Section 4.4.
     “FRB” has the meaning ascribed to such term in the recitals hereto.
     “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
     “Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency, including the FRB, the IDFPR and the FDIC.
     “Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
     “Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
     “IDFPR” means the Illinois Department of Financial and Professional Regulation.
     “Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP now in effect, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary; (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed; (c) all guaranties and similar contingent liabilities with respect to obligations of others; and (d) all other obligations, including letters of credit, evidencing obligations to others; provided, however, Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of business and in accordance with safe and sound banking practices and applicable laws and regulations.
     “Indenture” means, either collectively or individually, as applicable, that certain Indenture dated April 22, 2004, between Borrower and U.S. Bank, N.A., and that certain Indenture dated April 19, 2007, between Borrower and Wilmington Trust Company.
     “Initial Disbursement” has the meaning ascribed to such term in Section 3.1.
     “Instructions” means disbursement instructions given by Borrower to Lender specifying the manner in which proceeds of the Loans should be disbursed at Closing.
     “Interest Rate Protection Agreement” means an interest rate swap, cap, collar or other hedging or derivative agreement, to which Lender or any Affiliate of Lender is the counterparty, intended to mitigate interest rate risk, along with any other related agreement or instrument executed in connection therewith.
     “Junior Subordinated Debenture” means, either collectively or individually, as applicable, that certain Debenture dated April 22, 2004, issued by Borrower to U.S. Bank, N.A., and that certain Debenture dated April 19, 2007, issued by Borrower to Wilmington Trust Company.
     “Lender” has the meaning ascribed to such term in the preamble hereto.
     “LIBO Rate” means that rate of interest equal to the quotient of: (a) the rate of interest, rounded upward, if necessary, to the nearest whole multiple of .0625% (1/16 of 1%), quoted by Lender as the London Inter-Bank Offered Rate for deposits in U.S. Dollars on the date, at approximately 11:00 a.m. London time, that is two Business Days prior to any applicable Borrowing Date for purposes of calculating effective rates of interest for the Loans or obligations making reference thereto for an amount approximately equal to a LIBO Rate Tranche and for a period of time approximately equal to a LIBOR Period; divided by (b) 100% minus the Reserve Percentage.

     “LIBO Rate Tranche” means a Borrowing Tranche as to which the LIBO Rate is applicable.
     “LIBOR Period” means a period of 90 days, plus or minus one or two days, with respect to a LIBO Rate Tranche, provided that no LIBOR Period shall extend beyond any Maturity Date.
     “Loans” has the meaning ascribed to such term in the recitals hereto.
     “Loan Documents” means all agreements, instruments and documents, including guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower in connection with this Agreement and the Loans, entered into or delivered in connection with or relating to the Loans, including the Collateral Documents and any other documents listed on the schedule of closing documents prepared in connection with the Closing. Loan Documents shall also include any Interest Rate Protection Agreement between Borrower and Lender.
     “Maturity Date” means any of the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Subordinated Debt Maturity Date as the context may indicate.
     “Nonperforming Assets” shall have the meaning ascribed to such term in Section 7.4.
     “Notes” means the Term Note, the Revolving Note and the Subordinated Debenture, each as amended, restated, supplemented or modified from time to time, and each note or debenture, as the case may be, delivered in substitution or exchange for any of such Notes and, where applicable, shall include the singular as well as the plural.
     “Permitted Subsidiary Bank Indebtedness” means obligations incurred by Subsidiary Bank in the ordinary course of business in such circumstances as may be incidental or usual in carrying on the banking or trust or mortgage business of a bank, thrift, trust company, or mortgage company incurred in accordance with applicable laws and regulations and safe and sound practices, including obligations incurred in connection with: (a) any deposits with or funds collected by such Subsidiary; (b) the endorsement of instruments for deposit or collection in the ordinary course of business, (c) any bankers acceptance credit of such Subsidiary; (d) any check, note, certificate of deposit, instrument, money or letter of credit issued by such Subsidiary; (e) any check, note, certificate of deposit, money order, traveler’s check, draft or bill of exchange issued, accepted or endorsed by such Subsidiary; (f) any discount with, borrowing from, or other obligation to, any Federal Home Loan Bank or Federal Reserve Bank; (g) any agreement made by such Subsidiary to purchase or repurchase securities, loans or Federal funds or any interest or participation in any thereof; (h) any guarantee or similar obligation incurred by such Subsidiary in the ordinary course of its banking or trust business; (i) any transaction in the nature of an extension of credit, whether in the form or a commitment or otherwise, undertaken by such Subsidiary for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (j) any transaction in which such Subsidiary acts solely in the fiduciary or agency capacity; and (k) other short-term liabilities similar to those enumerated in clauses (a) and (g) above, including United States Treasury tax and loan borrowings.
     “Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof, including a Governmental Agency, or any other entity or organization.
     “Pledge Agreement” means an Amended and Restated Pledge and Security Agreement dated as of the Closing Date between Borrower and Lender in the form attached as Exhibit D hereto, as amended, restated, supplemented or modified from time to time, pursuant to which the Pledged Subsidiary Bank Shares are pledged to Lender.
     “Pledged Subsidiary Bank Shares” has the meaning ascribed to such term in the recitals hereto.

     “Potential Event of Default” means an event or circumstance that, with the passage of time, the giving of notice or both, could become an Event of Default.
     “Rate Election Notice” means a properly completed notice in the form attached as Exhibit E hereto or a verbal notice conveyed to Lender in accordance with its disbursement procedures from time to time.
     “Reserve Percentage” means the percentage announced within Lender as the reserve percentage under Regulation D of the FRB for the Loans and obligations making reference to a LIBO Rate for a LIBOR Period. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the FRB, or its successor.
     “Revolving Loan” has the meaning ascribed to such term in the recitals hereto.
     “Revolving Loan Amount” has the meaning ascribed to such term in the recitals hereto.
     “Revolving Loan Maturity Date” means December 19, 2008.
     “Revolving Note” means a promissory note, in the form attached as Exhibit B hereto, in the principal amount of the Revolving Loan Amount, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.
     “RICO Related Law” means the Racketeer Influenced and Corrupt Organizations Act of 1970, as amended or recodified, or any other federal, state or local law for which forfeiture of assets is a potential penalty.
     “Senior Loans” has the meaning ascribed to such term in the recitals hereto.
     “Sub Debt Funding Expiration Date” means April 15, 2008.
     “Subordinated Debt” has the meaning ascribed to such term in the recitals hereto.
     “Subordinated Debt Amount” has the meaning ascribed to such term in the recitals hereto.
     “Subordinated Debt Maturity Date” means March 31, 2015.
     “Subordinated Debenture” means a subordinated debenture note, in the form attached as Exhibit C hereto, in the principal amount of the Subordinated Debt Amount, as amended, restated, supplemented or modified from time to time and each debenture delivered in substitution or exchange for such subordinated debenture.
     “Subsidiary” means Subsidiary Bank and any other corporation or other entity of which any Equity Interest is directly or indirectly owned by Borrower.
     “Subsidiary Bank” has the meaning ascribed to such term in the recitals hereto and shall include any other Subsidiary in which Borrower may have an interest from time to time that is a “depository institution” (as defined in the FDI Act), the majority of the board of which Borrower has the power to elect.
     “Term Loan” has the meaning ascribed to such term in the recitals hereto.
     “Term Loan Amount” has the meaning ascribed to such term in the recitals hereto.

     “Term Loan Maturity Date” means March 31, 2015.
     “Term Note” means a promissory note, in the form attached as Exhibit A hereto, in the principal amount of the Term Loan Amount, as amended, restated, supplemented or modified from time to time, and each note delivered in substitution or exchange for such note.
     “Tier 2 Capital” has the definition provided in, and shall be determined in accordance with, the rules and regulations of the FRB.
     “Trust(s)” means, either collectively or individually, as applicable Centrue Statutory Trust II and Centrue Statutory Trust III.
     “UCC” means the Uniform Commercial Code as enacted in the State of Illinois, as amended or recodified.
     1.2. Certain UCC and Accounting Terms; Interpretations. Except as otherwise defined in this Agreement or the other Loan Documents, all words, terms and phrases used herein and therein shall be defined by the applicable definition therefore (if any) in the UCC. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” means “including, without limitation.” All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Loan Document shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.
     1.3. Exhibits Incorporated. All exhibits attached hereto or referenced herein are hereby incorporated into this Agreement.
          2. CREDIT FACILITIES.
     2.1. The Loans. Lender agrees to extend to Borrower the following credit facilities in the aggregate principal amount of the sum of Term Loan Amount, the Revolving Loan Amount plus the Subordinated Debt Amount:
          2.1.1. The Term Loan. Lender agrees to extend the Term Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Term Note and the other Loan Documents. An initial Borrowing Tranche in an amount equal to the entire principal amount of the Term Loan shall be borrowed on the Closing Date and, thereafter, such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Term Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 2.95% (295 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Term Loan shall be due and payable on the Term Loan Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Term Note and this Agreement.
          2.1.2. The Revolving Loan. Lender agrees to extend the Revolving Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Revolving Note and the other Loan Documents. An initial Borrowing Tranche in an amount equal to the amount set forth in Section 3.1 of this Agreement shall be borrowed on the Closing Date and, thereafter, any such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Revolving Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 1.25% (125 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on the Revolving Loan Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Revolving Note and this Agreement.
          2.1.3. The Subordinated Debt. Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture and the other Loan Documents. An initial Borrowing Tranche in an amount equal to the amount set forth in Section 3.1 of this Agreement shall be borrowed on the Closing Date and, thereafter, Borrower may request additional disbursements under the Subordinated Debt in accordance with the Agreement on or prior to the Sub Debt Funding Expiration Date; provided, however, in no event shall the principal amount outstanding under the Subordinated Debt exceed the Subordinated Debt Amount. Any Borrowing Tranche under the Subordinated Debt may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Subordinated Debt shall be treated as, at Borrower’s election subject to and in accordance with the terms in this Agreement: (a) a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 2.95% (295 basis points) plus the LIBO Rate; or (b) a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate. The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the Subordinated Debt Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Subordinated Debenture or this Agreement.
     2.2. The Notes and the Subordinated Debenture. The Loans shall be evidenced by the Term Note, the Revolving Note and the Subordinated Debenture.
     2.3. Maturity Dates. On the Term Loan Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Term Loan shall be repaid in full. On the Revolving Loan Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Revolving Loan shall be repaid in full. On the Subordinated Debenture Maturity Date, all sums due and owing under this Agreement and the other Loan Documents with respect to the Subordinated Debenture shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Loans past their Maturity Dates, unless Borrower and Lender hereafter specifically otherwise agree in writing.
     2.4. Collateral. Borrower’s Liabilities shall be secured by the collateral pledged pursuant to the Pledge Agreement. Notwithstanding anything to the contrary in any Loan Document, the obligations of Borrower to Lender under the Subordinated Debenture shall be unsecured.
     2.5. The Closing. The initial funding of the Loans (the “Closing”) will occur at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to Lender, at 200 West Madison Street, Suite

3900, Chicago, Illinois 60606 at 9:30 a.m. on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Loan in accordance with any Instructions received at least one Business Day prior to Closing.
     2.6. Interest Rates. Borrower agrees that matters concerning the election, payment, application, accrual and computation of interest and interest rates shall be in accordance with Lender’s practices set forth in this Agreement and in the other Loan Documents.
          2.6.1. Interest Rate Election. Each Borrowing Tranche under any Loan shall bear interest as a Base Rate Tranche unless and until Borrower shall otherwise elect. Borrower shall make a LIBO Rate or Base Rate election by delivering a Rate Election Notice (a) not less than one Business Day prior to the Borrowing Date, in the case of Base Rate Tranche, (b) not less than three Business Days prior to the Borrowing Date, in the case of a LIBO Rate Tranche, and (c) in no event more than five Business Days prior to a Borrowing Date, provided that no more than one LIBO Rate Tranche for any Loan shall be outstanding at any one time. Each Rate Election Notice shall specify the effective date for the LIBOR Period to be applicable to any LIBO Rate Tranche with respect to any Loan. The LIBO Rate shall remain fixed for all disbursements made under a Loan that bear interest based on the LIBO Rate until the next LIBOR Period commences. Any Rate Election Notice delivered by Borrower shall be irrevocable and may not be modified in any way without the prior written approval of Lender. In addition to initially electing to designate a Borrowing Tranche as a Base Rate Tranche or a LIBO Rate Tranche, Borrower may further elect, by designation on a Rate Election Notice, to (i) convert a Base Rate Tranche or any portion thereof to a LIBO Rate Tranche, (ii) convert a LIBO Rate Tranche or any portion thereof into a Base Rate Tranche or (iii) continue any LIBO Rate Tranche or any portion thereof for an additional LIBOR Period. In the event that Borrower fails to notify Lender that it desires to continue any LIBO Rate Tranche or any portion thereof by the last day of the applicable LIBOR Period, Borrower shall be deemed to have elected to continue the LIBO Rate Tranche in question for an additional LIBOR Period equal in length to the expiring LIBOR Period. The LIBOR Period for the continuation of any LIBO Rate Tranche shall commence on the day after the last day of the next preceding LIBOR Period. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained herein, if an Event of Default occurs, all LIBO Rate Tranches will convert to Base Rate Tranches upon the expiration of the LIBOR Periods therefor. The conversion of a LIBO Rate Tranche to a Base Rate Tranche pursuant to a description in a Rate Election Notice shall only occur on the last Business Day of the LIBOR Period relating to such LIBO Rate Tranche. Lender is hereby authorized to rely upon a Rate Election Notice delivered by any authorized officer of Borrower, including Kurt R. Stevenson, which persons are Borrower’s duly authorized agents, and such additional authorized agents as any of the above-referenced authorized agents of Borrower shall designate, in writing, to Lender.
          2.6.2. Interest Payments. Subject to Section 2.6.3 of this Agreement and except as otherwise expressly provided in any Note, interest accrued on each Borrowing Tranche or any other outstanding amount of the Loans shall be payable by Borrower in arrears on the last day of each March, June, September and December, commencing June 30, 2008, and on the applicable Maturity Date of each Loan.
          2.6.3. Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Section 2.6, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of any Loan then outstanding and, to the extent permitted by applicable law, any interest payments not paid within 10 days after the same becomes due shall bear interest payable upon demand at a rate which is 3% per annum in excess of the rate of interest otherwise payable under this Agreement (the “Default Rate”). In addition, all other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents, if not paid when due or, in the event no time period is expressed, if not paid within five days after written notice from Lender that the same has become due, shall thereafter bear interest at the foregoing Default Rate. Finally, any amount due on a Maturity Date which is not then paid shall also bear interest thereafter at the Default Rate. Notwithstanding anything to the contrary set forth in this Section 2.6.3 or elsewhere in this Agreement, the Default Rate of interest shall apply with respect to an Event of Default relating to the Subordinated Debt if such Event of Default occurs pursuant to Sections 8.1.1.17 or 8.1.1.18 of this

Agreement or such Event of Default is one with respect to which Lender would be entitled to declare the Subordinated Debenture immediately due and payable pursuant to Section 8.6 of this Agreement.
          2.6.4. Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the terms of the Loans. Accordingly, if the transaction contemplated hereby would be usurious under applicable law, including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable, then, in that event, notwithstanding anything to the contrary in this Agreement or any of the Notes, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).
     2.7. Certain Provisions Regarding LIBO Rate Tranches.
          2.7.1. Changes; Legal Restrictions. Except as provided for herein, in the event the adoption of or any material change in any law, treaty, rule, regulation, guideline or the interpretation or application thereof by a governmental authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) either (a) subjects Lender to any tax (other than income taxes or franchise taxes not specifically based on Loan transactions), duty or other charge of any kind with respect to any LIBO Rate Tranche or changes the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable in connection with a LIBO Rate Tranche or (b) imposes on Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date of this Agreement which conditions are related to a LIBO Rate Tranche or Loan transaction, and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining any LIBO Rate Tranches or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Lender, as applicable, upon demand, such amount or amounts as may be necessary to compensate Lender for any such additional cost incurred or reduced amounts received. Notwithstanding the foregoing, any increase, change or modification to any local, state or federal income, franchise or similar tax which is not specifically directed to or based on a Loan transaction or a LIBO Rate Tranche shall not result in any change in the payments made by Borrower, including without limitation, any proposed increases, changes, or modifications in the State of Illinois proposed gross receipts tax and/or taxation attributable to medical benefits.
          2.7.2. LIBO Rate Lending Unlawful. If Lender shall determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding in the absence of readily demonstrable error) that the adoption of or any change in any law, treaty, rule, regulation, guideline or in the interpretation or application thereof by any governmental authority makes it unlawful for Lender to make or maintain any LIBO Rate Tranche, (a) the obligation of Lender to make or continue any LIBO Rate Tranche shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist and (b) if required by such law, interpretation or application, all LIBO Rate Tranches shall automatically convert into Base Rate Tranches.
          2.7.3. Unascertainable Interest Rate. If Lender shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Tranches, then, upon notice from Lender to Borrower, the obligations of Lender to make or continue LIBO Rate Tranches shall forthwith be suspended, and thereafter the Loan shall continue at the applicable Base Rate until Lender shall notify Borrower that the circumstances causing such suspension no longer exist. Lender will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Lender shall not have any liability with respect to any delay in giving such notice.

          2.7.4. Funding Losses. In the event Lender shall incur any loss or expense, including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to make or maintain any LIBO Rate Tranche, as a result of any continuance, conversion, repayment or prepayment of the principal amount of, or failure to make or termination of, any LIBO Rate Tranche on a date other than the scheduled last day of the LIBOR Period applicable thereto, then, upon the written notice of such from Lender to Borrower, Borrower shall reimburse Lender for such loss or expense within three Business Days after receipt of such notice. Such written notice (which shall include calculations in reasonable detail) shall be conclusive and binding in the absence of readily demonstrable error.
          2.7.5. Additional Interest on LIBO Rate Tranches. So long as and to the extent Lender shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in the definition of Reserve Percentage), and Lender’s performance under this Agreement shall have given rise to additional reserve requirements for Lender thereunder, Borrower shall pay to Lender additional interest on the unpaid principal amount of each LIBO Rate Tranche. Such additional interest shall accrue from the later of the date such reserve requirement commences and the date of the first disbursement under such LIBO Rate Tranche until the earlier of the date such reserve requirement ends and the date the principal amount of such LIBO Rate Tranche is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBO Rate for the LIBOR Period for such LIBO Rate Tranche from (b) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the Reserve Percentage as in effect from time to time during such LIBOR Period. Lender shall, as soon as practicable but not later than the last day of the LIBOR Period, provide notice to Borrower of any such additional interest arising in connection with such LIBO Rate Tranche and the certification of Lender that the additional amount is due and that the additional reserve requirement is applicable to such LIBO Rate Tranche. Such additional interest shall be payable directly to Lender on the dates specified herein for payment of interest.
          2.7.6. Notice of Changes or Increased Costs Relating to LIBO Rate Tranches. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in this Section 2.7, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.
     2.8. Payments. Borrower agrees that matters concerning prepayments, payments and application of payments shall be in accordance with Lender’s practices set forth in this Agreement and in the other Loan Documents.
          2.8.1. Prepayment. Subject to Section 2.7.4 of this Agreement, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without a prepayment fee, all or a portion of the principal amount outstanding under the Subordinated Debt or the Revolving Loan in a minimum aggregate amount, if a portion of the Subordinated Debt or Revolving Loan is being prepaid, of $100,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. Amounts prepaid under the Subordinated Debt may not be reborrowed. Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, principal amounts outstanding under the Term Loan may not be prepaid without the written consent and approval of Lender, which consent and approval may be withheld at Lender’s sole and absolute discretion; provided, however, that if all amounts outstanding under any other Indebtedness owing from Borrower to Lender have been repaid and Borrower has satisfied in full all other financial obligations to Lender, then Borrower may prepay, without penalty, all or a portion of the principal amount outstanding under the Term Loan by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment.
          2.8.2. Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Chicago time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.
          2.8.3. Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
          2.8.4. Application of Payments. All payments received by Lender from or on behalf of Borrower shall first be applied to amounts due to Lender to pay Lender’s fees and reimburse Lender’s costs and expenses, including those pursuant to Section 6.1 or Section 8.5 of this Agreement and, second to accrued interest under the Subordinated Debenture, third to accrued interest under the Term Note, fourth to accrued interest under the Revolving Note, fifth to principal amounts outstanding under the Revolving Note, sixth to principal amounts outstanding under the Subordinated Debenture and then to principal amounts outstanding under the Term Note; provided, however, subject to Section 8.6 of this Agreement, that after the date on which the final payment of principal with respect to any Loan is due or following and during any Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other Indebtedness owing to Lender. No amount paid or prepaid on any of the Notes (other than the Revolving Note) may be reborrowed.
     2.9. Capital Adequacy. Except as otherwise provided for in Section 2.7.1 of this Agreement, if Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law, including application of changes to Regulation H and Regulation Y of the FRB issued by the FRB on January 19, 1989 and regulations of the Comptroller of the Currency, Department of Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989, increases the capital required or expected to be maintained by Lender or any person or entity controlling Lender, and such increase is based upon the existence of Lender’s obligations hereunder and under other commitments of this type, then, within 10 days after demand from Lender, Borrower shall pay to Lender, from time to time, such amount or amounts as will compensate Lender or such controlling person or entity, as the case may be, for such increased capital requirement. The determination of any amount to be paid by Borrower under this Section 2.9 shall take into consideration the policies of Lender or of any Person controlling Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of Lender setting forth the amount or amounts as shall be necessary to compensate Lender as specified in this Section 2.9 shall be delivered to Borrower and shall be conclusive in the absence of manifest error.
          3. DISBURSEMENTS.
     3.1. Initial and Subsequent Disbursements. At such time as all of the terms and conditions set forth in Section 3.2 of this Agreement have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Loan Documents and any other related documents in form and substance satisfactory to Lender, in its sole and absolute discretion, Lender shall disburse to Borrower an amount equal to $23,114,625 (the “Initial Disbursement”), representing a disbursement of $250,000 under the Term Loan, $12,864,625 under the Revolving Loan and $10,000,000 under the Subordinated Debenture. In the event Borrower fails to satisfy such disbursement conditions, Borrower nevertheless shall pay all costs and expenses incurred by Lender in connection with the transactions contemplated herein promptly upon receipt of an invoice therefor from Lender.
     3.2. Conditions Precedent to Initial Disbursement; Related Delivery Obligations. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Initial

Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance satisfactory to Lender, in its sole and absolute discretion:
          3.2.1. Searches. Such UCC, tax lien and judgment searches as Lender shall determine regarding Borrower and the Subsidiaries pertaining to the jurisdictions (a) in which Borrower and the Subsidiaries are organized and headquartered and (b) in which the Collateral is located as determined pursuant to Article 9 of the UCC.
          3.2.2. Opinion. An opinion of counsel of Borrower in substantially the form attached as Exhibit F hereto and otherwise satisfactory to Lender, dated on or about the date of the Initial Disbursement.
          3.2.3. Loan Documents. The Loan Documents, including the Notes and the Collateral Documents.
          3.2.4. Pledged Securities. The actual certificates representing all of the securities constituting the Pledged Stock (as defined in the Pledge Agreement) together with irrevocable stock powers for each such certificate endorsed by Borrower in blank.
          3.2.5. Authority Documents. Copies certified by the appropriate secretary of state or Governmental Agency of (a) the articles of incorporation of Borrower and (b) the charter of Subsidiary Bank. Good standing certificates for (x) Borrower issued by the Secretary of State of Delaware and Illinois and (y) Subsidiary Bank issued by the IDFPR. Copies certified by the Secretary or an Assistant Secretary of Borrower of the by-laws of Borrower and of Subsidiary Bank. Copies certified by the Secretary or an Assistant Secretary of Borrower of resolutions of the board of directors of Borrower authorizing the execution, delivery and performance, including the authority to pledge the Pledged Stock, of this Agreement, the Notes and the other Loan Documents. An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Notes and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
          3.2.6. Regulatory Consents. Copies certified by the Secretary or an Assistant Secretary of Borrower of all documents evidencing all necessary consents, approvals and determinations of any Governmental Agency with respect to the transactions contemplated in the Loan Documents and any other transactions between Lender and Borrower or Subsidiary Bank.
          3.2.7. Instructions. The Instructions.
          3.2.8. Certain Costs of Lender. Payment of the costs and expenses incurred by Lender to date in connection with the transactions contemplated herein, such as Lender’s attorneys’ fees and expenses and other fees and expenses paid or payable to any other parties.
          3.2.9. Other Requirements. Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities, including any liabilities arising from, or relating to, legal proceedings, and contracts as Lender may require in its reasonable discretion.
          3.2.10. Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes or other documents which are provided for hereunder or as Lender may reasonably request.
     3.3. Conditions to All Disbursements; Renewals and Conversions. Notwithstanding anything to the contrary contained herein, the continued performance, observance and compliance by Borrower of and with all of the covenants, conditions and agreements of Borrower contained herein (whether or not non-performance constitutes an Event of Default) and in the other Loan Documents shall be further conditions precedent to any disbursements of the proceeds under any Loan. In addition, Lender shall not be required to disburse proceeds under any Loan or to renew or convert any Borrowing Tranche at any time that any of the following are true:
          3.3.1. Default. There exists an Event of Default or Potential Event of Default.
          3.3.2. Sub Debt Funding Expiration Date. In the case of disbursements under the Subordinated Debt, the Borrowing Date therefor shall be on or before the Sub Debt Funding Expiration Date.
          3.3.3. Legislation or Proceedings. Any legislation has been passed or any suit or other proceeding has been instituted the effect of which is to prohibit, enjoin (or to declare unlawful or improper) or otherwise adversely affect, in Lender’s sole and absolute judgment, Borrower’s performance of its obligations hereunder, or any litigation or governmental proceeding has been instituted or threatened against Borrower or any Subsidiary or any of their officers which, in Lender’s sole and absolute judgment, would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
          3.3.4. Collateral. Lender has reasonable cause to believe that any Collateral might be subject to forfeiture under any RICO Related Law or any of the Collateral is subject to any pledge, lien, security interest, charge or encumbrance other than in favor of Lender.
          3.3.5. Material Adverse Change. There has occurred, in Lender’s sole and complete discretion, a material adverse change in the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole since the date of Financial Statements.
          3.3.6. Representations and Warranties. Any representation or warranty of Borrower contained herein or any information set forth in the recitals hereto, shall not be true on and as of the date of any Borrowing Tranche, with the same effect as though such representations and warranties had been made, or such information had been presented, on and as of such date.
          3.3.7. Approvals. All necessary or appropriate actions and proceedings have not been taken in connection with, or relating to, the transactions contemplated hereby and all documents incident thereto have not been completed and tendered for delivery, in substance and form satisfactory to Lender, including, if appropriate in the opinion of Lender, Lender’s failure to have received evidence of all necessary approvals from Governmental Agencies.
          3.3.8. Other Documents. Lender has not received in substance and form reasonably satisfactory to Lender, all certificates, affidavits, schedules, resolutions, opinions, notes and other documents which are provided for hereunder or which it may reasonably request.
Lender’s refusal to disburse any proceeds of the Loans on account of the provisions of this Section 3.3 shall not alter or diminish any of Borrower’s other obligations hereunder or otherwise prevent any breach or default of Borrower hereunder from becoming an Event of Default. Each Rate Election Notice submitted by Borrower hereunder shall constitute an affirmation that Borrower has performed, observed and complied with its covenants, conditions and agreements contained herein in all material respects and that all representations and warranties made by Borrower hereunder continue to be true and correct as of the date of such Rate Election Notice.
          4. GENERAL REPRESENTATIONS AND WARRANTIES.
     Borrower hereby covenants, represents and warrants to Lender as follows:
     4.1. Organization. Borrower and each Subsidiary: (a) is a duly organized and validly existing corporation, bank or other entity in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted; and (c) is duly qualified as a foreign corporation, bank or other entity and in good standing in all states in which it is doing business, except where it is not required to qualify or where the failure to so qualify would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole. Borrower has made payment of all franchise and similar taxes in the State of Illinois, and in all of the jurisdictions in which it is qualified to do business, and so far as such taxes are due and payable at the date of this Agreement. Borrower does not have any Subsidiaries other than Subsidiary Bank and the Trusts.
     4.2. Stock of Subsidiaries. All of the capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable. Borrower owns all of the issued and outstanding capital stock of each Subsidiary free and clear of any claim, lien or other encumbrance, except for the security interests granted to Lender pursuant to the Pledge Agreement or as otherwise disclosed on Borrower’s audited financial statements for its most recently ended fiscal year.
     4.3. Use of Proceeds; Interest Rate Regulation.
          4.3.1. The proceeds from the Senior Loans and the Subordinated Debt shall be used for working capital and other general corporate purposes.
          4.3.2. Borrower does not own any “margin security” as such term is defined in Regulation G of the FRB. Borrower will not use any part of the proceeds of the Loans: (i) directly or indirectly to purchase or carry any security or reduce or retire any Indebtedness originally incurred to purchase any such security within the meaning of Regulation G of the Board; or (ii) so as to involve Borrower in a violation of Regulation T, U or X of the FRB.
          4.3.3. The Indebtedness evidenced hereby constitutes a loan made by Lender to enable Borrower to carry on a commercial enterprise for the purpose of investment or profit; and that such loan is a loan for business purposes under the intent and purview of 815 ILCS 205/4(1)(c).
     4.4. Financial Statements. Borrower has delivered to Lender copies of its consolidated financial statements as of and for the year ending December 31, 2007 audited by Borrower’s Accountant, and has delivered copies of Call Reports filed by Borrower and Subsidiary Bank for the year ending December 31, 2007 (the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the respective books of account and records of Borrower and the Subsidiaries and have been prepared in accordance with GAAP, or applicable banking rules and regulations, as the case may be, applied on a basis consistent with prior periods, and fairly and accurately present the consolidated financial condition of Borrower and the Subsidiaries and their respective assets and liabilities and results of operations as of such date. Since December 31, 2007, there has been no material adverse change in the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower and each Subsidiary in accordance with GAAP or applicable banking rules and regulations, as the case may be.
     4.5. Title to Properties.
          4.5.1. Borrower and the Subsidiaries have good and marketable fee title to all real property, and good and marketable title to all other property and assets reflected in the latest balance sheet included as part of the Financial Statements or purported to have been acquired by Borrower or the Subsidiaries subsequent to such date, except property and assets sold or otherwise disposed of subsequent to the date of such balance sheet in the ordinary course of business. Except as disclosed in the Financial Statements, all material property and assets of any kind (real or personal, tangible or intangible) of Borrower and each Subsidiary are free from any material liens, encumbrances or defects in title.

          4.5.2. Except as disclosed in the Financial Statements, none of the assets or property the value of which is reflected in the latest balance sheet that is included as part of the Financial Statements is held by Borrower or any Subsidiary as lessee under any lease, or as conditional vendee under any conditional sales contract or other title retention agreement. Borrower and each Subsidiary enjoy peaceful and undisturbed possession under all of the material leases under which they are operating, all of which permit the customary operations of Borrower and each Subsidiary. None of such leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a material default under any such lease.
     4.6. Legal and Authorized. The borrowing of the maximum principal amounts of the Loans, the execution and performance of this Agreement, the Note, the Pledge Agreement and the other Loan Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Loan Documents are within the corporate powers of Borrower. Each of this Agreement, the Note, the Pledge Agreement and the other Loan Documents has been duly authorized, executed and delivered and is the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws and subject to general principles of equity.
     4.7. No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Loan Documents, nor compliance by it with the terms and provisions hereof or thereof: (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality; (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower or any Subsidiary pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Borrower or any Subsidiary is a party or by which it or any of its property or assets is bound or to which it may be subject; or (c) will violate any provision of the articles of incorporation or by-laws of Borrower or the organizational documents, charter or by-laws of any Subsidiary. Neither Borrower nor any Subsidiary is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected, which would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
     4.8. Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents; or (b) the legality, validity, binding effect or enforceability of any of the Loan Documents.
     4.9. Taxes. Borrower and each Subsidiary has filed and will continue to file all tax returns required to be filed by it and has paid and will pay all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Borrower and each Subsidiary has paid, or has provided adequate reserves (in the good faith judgment of the management of Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Borrower has no knowledge of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of Borrower or any Subsidiary.
     4.10. Compliance with Law. Borrower and each Subsidiary is and will continue to be in material compliance with all applicable statutes, regulations and orders of, and all applicable material restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such noncompliance as would not, in the aggregate, have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
     4.11. Employee Benefit Plans. All employee benefit plans, as defined in Section 3(3) of ERISA, established or maintained by Borrower or any Subsidiary or to which any of them contributes, are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements, including qualification and non-discrimination requirements in effect, of the Code, for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. For purposes of this Section 4.11, non-compliance with the Code and ERISA is material if such non-compliance would reasonably be expected to have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole. No such employee benefit plan has, or at the time of any Loan will have, any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Borrower or any Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the date hereof or as of the date of such Loan, which amounts would be material to Borrower or any Subsidiary. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations which would be material to Borrower or any Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Borrower or any Subsidiary withdrew from any such plan as of the date hereof or as of the date of any Loan.
     4.12. RICO. There are no suits, actions or proceedings pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary, or any of the principals thereof, under a RICO Related Law.
     4.13. Loans. Each loan having an outstanding balance of more than $1,000,000 and reflected as an asset of Subsidiary Bank in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. To Borrower’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and no loan having an unpaid balance (principal and accrued interest) in excess of $1,000,000 is subject to any defense, offset or counterclaim
     4.14. No Material Adverse Change. Since December 31, 2007, none of the business, operations, properties or assets of Borrower and the Subsidiaries taken as a whole has been materially and adversely affected in any way as the result of any act or event, including fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workers or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof.
     4.15. Regulatory Enforcement Actions. Neither Borrower nor any Subsidiary, nor any of the officers or directors or any of them, is now operating under any restrictions, agreements, memoranda or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are any such restrictions to the knowledge of Borrower threatened or agreements, memoranda or commitments being sought by any Governmental Agency.
     4.16. Hazardous Materials. Neither Borrower nor any Subsidiary is in material violation of any applicable statute, regulation, ordinance or policy of any governmental entity relating to the ecology, human health, safety or the environment and no Hazardous Material is located on any real property owned or leased by Borrower or any Subsidiary or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) owned or leased by Borrower or any Subsidiary or the aquifer underlying any real property owned or leased by Borrower or any Subsidiary.

     4.17. Pending Litigation. There are no actions, suits or proceedings pending, or, to the knowledge of Borrower, threatened or proposed, against Borrower or any Subsidiary at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, or other administrative agency, domestic or foreign that if adversely determined would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole; and none of Borrower nor any Subsidiary is in default with respect to any material order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.
     4.18. Investment Company Act. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     4.19. No Misstatement of Material Fact. No information, exhibit, report or document furnished by Borrower to Lender in connection with the negotiation or execution of this Agreement or any of the other Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, all as of the date when furnished to Lender.
     4.20. Subordination. The Junior Subordinated Debentures are expressly subordinate and junior in all respects, including with respect to the right of payment, to the Loans to the extent provided in the applicable Indenture. The Loans constitute “Senior Indebtedness” as defined in each Indenture.
     4.21. Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Loan Document will be true and correct on the date of this Agreement and as otherwise provided herein with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Loans and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loans and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under any of the other Loan Documents.
          5. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.
     Borrower hereby further covenants and agrees with Lender as follows:
     5.1. Negative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Notes, the Pledge Agreement and the other Loan Documents, it shall not take any of the actions set forth below in this Section 5.1, nor permit any Subsidiary to take any of the following actions, without the prior written consent of Lender, which consent shall not be unreasonably withheld.
          5.1.1. Incur Indebtedness. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than that represented by this Agreement and the Notes; provided, however, that the foregoing shall not restrict nor operate to prevent:
               5.1.1.1. the obligations of Borrower owing to Lender and other Indebtedness and obligations of Borrower or any Subsidiary from time to time owing to Lender;

               5.1.1.2. Permitted Subsidiary Bank Indebtedness;
               5.1.1.3. any Indebtedness of Borrower solely to any Subsidiary, any Indebtedness of any of Borrower’s Subsidiaries solely to Borrower and any Indebtedness of any of Borrower’s Subsidiaries solely to each other; and
               5.1.1.4. purchase money Indebtedness and capitalized lease obligations secured by liens permitted hereby.
          5.1.2. Encumbrances. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, lien or charge of any kind or character on any of its assets, excepting only liens existing on the date hereof as shown on the Financial Statements; provided, however, that the foregoing shall neither restrict nor operate to prevent:
               5.1.2.1. liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits in any such foregoing case that is required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
               5.1.2.2. mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
               5.1.2.3. the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of Borrower and the Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;
               5.1.2.4. liens, charges and encumbrances incidental to the conduct of the business of Subsidiary Bank incurred in the ordinary course of business and not in connection with the borrowing of money, and liens securing Permitted Subsidiary Bank Indebtedness in the ordinary course of business;
               5.1.2.5. liens on property of Borrower or any Subsidiary created solely for the purpose of securing Indebtedness permitted by Section 5.1.1.4, representing or incurred to finance, refinance or refund the purchase price of property, provided that no such lien shall extend to or cover other property of Borrower or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such lien shall at no time exceed the original purchase price of such property;
               5.1.2.6. liens to secure public funds or other pledges of funds required by law to secure deposits;
               5.1.2.7. repurchase agreements, reverse repurchase agreements and other similar transactions entered into by Subsidiary Bank in the ordinary course of its banking or trust business; and
               5.1.2.8. utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower or the Subsidiaries.
          5.1.3. Certain Business Activities. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to engage in any business or activity not permitted by all applicable laws and regulations.
          5.1.4. Mergers and Consolidations; Sale of Assets. Borrower shall not, nor shall it cause, permit or allow any Subsidiary (a) to merge into or consolidate with or into any other Person; provided, however, any such merger or consolidation shall be permitted so long as the surviving entity is a wholly owned Subsidiary and such merger or consolidation would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole, or (b) dispose of by sale, lease or otherwise property or assets now owned or hereafter acquired, other than in the ordinary course of business.
          5.1.5. Loans. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to make any loans or advances whether secured or unsecured to any Person other than (a) loans or advances made in the ordinary course of its business and in accordance with applicable laws and regulations and safe and sound banking practices, (b) the loans made by the Trusts to Borrower (in the aggregate principal amount of $20,620,000) evidenced by the Junior Subordinated Debentures.
          5.1.6. Investments. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to acquire the capital stock, assets or obligations of or any interest in another corporation, partnership, trust, limited liability company or any other entity except where such acquisition would not, when considered as of the date of such acquisition, have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
          5.1.7. Redemption of Capital Stock. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to sell, transfer, issue or redeem any of its capital stock or otherwise change its capital structure.
          5.1.8. Unsafe and Unsound Practices. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to engage in any unsafe or unsound business.
          5.1.9. Compliance with Loan Documents. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to breach or fail to perform or observe any of the material terms and conditions of this Agreement, the Notes, the Pledge Agreement or the other Loan Documents.
          5.1.10. Compliance with Laws. Borrower shall not, nor shall it cause, permit or allow any Subsidiary to commit any material violation of any law or regulation, or any condition imposed by or undertaking provided to any Government Agency.
          5.1.11. Dividends. Borrower shall not declare or pay dividends to its shareholders in excess of 40% of the then current year’s earnings (as determined in accordance with GAAP, consistently applied) without Lender’s prior written consent (and shall not declare or pay dividends or otherwise make distributions under any circumstances if, after giving effect to any such dividend, any covenant hereunder would be breached, without regard to any notice or cure period); provided, however, nothing herein shall prohibit Borrower from making such payments as may be required pursuant to the existing Junior Subordinated Debentures, or any newly issued trust preferred securities that may be issued by Borrower or any Subsidiary after the date of this Agreement.
          5.1.12. USA Patriot Act Matters. Borrower shall not, nor shall it permit, cause or allow, any Subsidiary to (a) be or become subject at any time to any law, regulation, or list of any Government Agency, including the U.S. Office of Foreign Asset Control list, that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or

(b) fail to provide documentary or other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
     5.2. Affirmative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Note, the Pledge Agreement and the other Loan Documents, it shall perform the covenants set forth below in this Section 5.2.
          5.2.1. Reporting. Borrower shall furnish and deliver to Lender:
               5.2.1.1. as soon as practicable, and in no event later than 45 days after the end of each calendar quarter a copy of: (a) Borrower’s balance sheet at the end of such quarter and Borrower’s income statement and statements of change in financial position and cash flow for the three months then ended, will all supporting schedules, prepared on a consolidated basis in accordance with GAAP consistently applied; and (b) all financial statements, including all Call Reports filed by Subsidiary Bank;
               5.2.1.2. as soon as practicable, and in no event later than 90 days after the end of each calendar year, a copy of: (a) Borrower’s consolidated balance sheet as of the end of such year and Borrower’s consolidated income, changes in financial position and cash flow statements for the year then ended audited by Borrower’s Accountant and accompanied by an unqualified opinion; and (b) all financial statements and reports, including Call Reports and annual reports, filed annually by Subsidiary Bank with any state or federal bank regulatory authority;
               5.2.1.3. promptly after receiving knowledge thereof, notice in writing of all charges, assessments, actions, suits and proceedings (as well as notice of the outcome of any such charges, assessments, actions, suits and proceedings) that are proposed or initiated by, or brought before, any court or Governmental Agency, in connection with Borrower or any Subsidiary, other than ordinary course of business litigation not involving the FRB, the FDIC, the IDFPR or any other Government Agency, which, if adversely decided, would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole;
               5.2.1.4. promptly after the occurrence thereof, notice of any other matter which has resulted in a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole; and
               5.2.1.5. at the same time as the quarterly financial reports referred to in Section 5.2.1.1 of this Agreement, a quarterly compliance certificate in the form attached as Exhibit G hereto, which certificate shall state that (a) Borrower is in compliance in all material respects with all covenants contained in this Agreement, (b) that no Potential Event of Default or Event of Default has occurred or is continuing, or, if there is any such event, describing such event, the steps, if any, that are being taken to cure it, and the time within which such cure will occur and (c) all representations and warranties made by Borrower herein continue to be true as of the date of such certificate. Such quarterly compliance certificate shall be signed by the Chief Executive Officer, President or Chief Financial Officer of Borrower and shall also contain, in a form and with such specificity as is reasonably satisfactory to Lender, a computation of the financial covenants set forth in Article 7 hereof and such additional information as Lender shall have reasonably requested by Borrower prior to the submission thereof;
               5.2.1.6. to the extent permitted by law, promptly after same are available, copies of each annual report, proxy or financial statement or other report or communication sent by Borrower or any Subsidiary to the shareholders of Borrower;

               5.2.1.7. promptly after presentation, copies of all written reports presented to the board of directors of Borrower, as Lender may from time to time reasonably request; and
               5.2.1.8. promptly following Lender’s written request therefor, one copy of each written audit report submitted to Borrower by Borrower’s Accountant (or such audit reports that are so requested by Lender).
          5.2.2. Payment of Taxes. Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary, upon the income, profits, or property of Borrower or any Subsidiary, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge or claim, so long as the validity thereof is being contested in good faith by appropriate proceedings, and reserves therefor are maintained on the books of Borrower or any Subsidiary, as the case may be.
          5.2.3. Corporate Existence. Borrower shall maintain its own corporate existence and good standing and that of each of the Subsidiaries in all jurisdictions in which it or they are doing business, except where the failure to so qualify would not have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
          5.2.4. Insurance. Borrower shall maintain bonds and insurance for it and each Subsidiary with responsible and reputable insurance companies or associations in such amounts and covering such risk as is usually carried by owners of similar businesses and properties in the same general area in which Borrower operates.
          5.2.5. Filings with Governmental Agencies. Borrower shall file or cause to be filed in a timely manner all filings of it and each Subsidiary with all Governmental Agencies and cause such filings to be true and correct in all material respects.
          5.2.6. Books and Records. Borrower shall maintain or cause to be maintained its books, accounts and records and those of each Subsidiary in the usual, regular and ordinary manner, on a basis consistent with prior years and in material compliance with any legal requirements.
          5.2.7. Compliance with Laws. Borrower shall comply and cause each Subsidiary to comply with each federal, state, local, municipal, foreign, international or other administrative order, law, ordinance, principle of common law, regulation or statute applicable to it or to the conduct or operation of its respective business or the ownership or use of any of its respective assets where the failure to be in such full compliance would reasonably be expected to have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole.
          5.2.8. Inspection Rights. Borrower shall, and shall cause each Subsidiary to, permit Lender and its duly authorized representatives and agents to (a) visit and inspect any of the properties of Borrower and each Subsidiary, (b) inspect the corporate books or financial records of Borrower and each Subsidiary, (c) examine and make copies of the books of accounts and other financial records of Borrower and each Subsidiary and (d) discuss the affairs, finances and accounts of Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Lender the finances and affairs of Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as Lender may designate.
          5.2.9. Additional Information. Borrower shall provide promptly to Lender other information concerning the business, operations, financial condition and regulatory status of Borrower and the Subsidiaries as Lender may from time to time reasonably request.

          6. ADDITIONAL COVENANTS.
     6.1. Lender Expenses. Whether or not any Loan is made, Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement, including all costs and expenses incurred in connection with the preparation, negotiation and execution of the Loan Documents, or in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents, including Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, and (b) pay and save Lender and all other holders of the Notes and Subordinated Debenture harmless against any and all liability with respect to amounts payable as a result of (i) any taxes which may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents or any modification, amendment or alteration of the terms or provisions of this Agreement, the Notes, the Subordinated Debenture or the other Loan Documents, (ii) any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements, liabilities or taxes and (iii) any income taxes in respect of any reimbursement by Borrower for any of such violations, taxes, interests or penalties paid by Lender. The obligations of Borrower under this Section 6.1 shall survive the repayment in full of the Notes and the Subordinated Debenture. Any of the foregoing amounts incurred by Lender and not paid by Borrower upon demand shall bear interest from the date incurred at the rate of interest in effect or announced by Lender from time to time as its Base Rate plus 6% per annum and shall be deemed part of Borrower’s Liabilities hereunder.
     6.2. Subordinated Debt. If the Subordinated Debt ceases to be deemed to be Tier 2 Capital other than due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, Borrower shall: (a) immediately notify Lender; and (b) immediately upon request of Lender execute and deliver all such agreements, including pledge agreements and replacement notes, as Lender may reasonably request in order to restructure the obligations evidenced by the Subordinated Debt as a senior secured obligation of Borrower.
          7. FINANCIAL COVENANTS.
     7.1. Capitalization. Borrower (on a consolidated basis) shall maintain such capital as may be necessary to cause Borrower to be classified as “well capitalized,” in accordance with the rules and regulations of the FRB, as in effect from time to time and consistent with the financial information and reports contemplated in Section 5 of this Agreement.
     7.2. Regulatory Capital. Borrower shall maintain such capital as is necessary to cause Subsidiary Bank to be classified as a “well capitalized” institution in accordance with the regulations of the FDIC, currently measured on the basis of information filed by Subsidiary Bank in its Call Report as follows:
               7.2.1. Total Capital to Risk-Weighted Assets of not less than 10%;
               7.2.2. Tier 1 Capital to Risk-Weighted Assets of not less than 6%; and
               7.2.3. Tier 1 Capital to Average Total Assets of not less than 5% (for the purposes of this clause, the Average Total Assets shall be determined on the basis of information contained in the preceding four (4) Call Reports). For purposes of this Agreement, “Average Total Assets” shall have the definition provided in, and shall be determined in accordance with, the rules and regulations of the primary federal regulator.
     7.3. Minimum Return on Average Assets. Borrower shall cause Subsidiary Bank to maintain, on an annualized basis, an annual return on Average Total Assets of greater than 0.50%.

     7.4. Loss Reserves. Borrower shall cause each Subsidiary Bank to maintain its Reserve for Loan and Lease Losses at an amount that exceeds 1.0% of its Total Loans Outstanding. The covenant set forth in this Section 7.4 shall be calculated quarterly beginning with the quarter ended March 31, 2008, shall be derived from the Call Reports filed by Subsidiary Bank.
     7.5. Non-Performing Asset Ratio. Borrower shall cause Subsidiary Bank to maintain at all times the ratio of (a) Nonperforming Assets to (b) the sum of total stockholders’ equity and allowance for loan losses at less than 20.0%. The ratio set forth in this Section 7.5 shall be calculated quarterly beginning with the quarter ended March 31, 2008, shall be derived from the quarterly report filed with Borrower’s primary federal regulator and shall be consistent with the financial information and reports contemplated in Section 5 of this Agreement. For purposes of this Agreement, “Nonperforming Assets” means the sum of all other real estate owned by and repossessed assets, non-accrual loans, restructured loans and loans on which any payment is 90 or more days past due but which continue to accrue interest of Subsidiary Bank.
          8. BORROWER’S DEFAULT.
     8.1. Borrower’s Defaults and Lender’s Remedies.
          8.1.1. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:
               8.1.1.1. Borrower fails to pay, when due, any principal of or installment of interest on any Note; or
               8.1.1.2. Borrower fails to pay, when due, any other amount payable under this Agreement, the Notes (other than principal or interest) or any other Loan Document; or
               8.1.1.3. Borrower fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1 and, with respect only to a failure to keep or perform any agreement, undertaking, obligation, covenant or condition that is not set forth in Section 7 of this Agreement, such failure continues for a period of 10 days after any officer of Borrower has knowledge of such failure; or
               8.1.1.4. Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Loan Documents occurs; or
               8.1.1.5. Any of the Loan Documents becomes void or unenforceable in whole or in part; or
               8.1.1.6. Any representation, warranty or certification made in this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or any of the other Loan Documents by Borrower shall be or become materially incorrect or false or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be false or misleading; or
               8.1.1.7. The dissolution of Borrower, or the occurrence of any material management or organizational change in Borrower which Lender determines, in its sole and absolute discretion, shall have a material adverse effect on any Loan or on the ability of Borrower to perform its respective obligations under the Loan Documents; or
               8.1.1.8. The execution by Borrower of any secondary or additional financing agreements or arrangements of any kind whatsoever secured, in whole or in part, by all or any part of or interest in any Collateral; or

               8.1.1.9. There occurs, in the reasonable opinion of Lender, a material adverse change in the business, operations or condition, financial or otherwise, of Borrower and the Subsidiaries taken as a whole; or
               8.1.1.10. Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or any of the Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 60 days after the granting of such decree or order; or
               8.1.1.11. The filing of formal charges by any governmental or quasi-governmental entity, including the issuance of an indictment, under a RICO Related Law against Borrower or any Affiliate of Borrower; or
               8.1.1.12. Final judgment or judgments for the payment of money is or are outstanding against any Borrower or against any of their property or assets and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or
               8.1.1.13. The FRB, the FDIC, the IDFPR or other Governmental Agency charged with the regulation of bank holding companies or depository institutions: (a) issues to Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or Subsidiary Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, restrictions that prevent or as a practical matter impair the payment of dividends by Subsidiary Bank or the payments of any debt by Borrower, restrictions that make the payment of the dividends by Subsidiary Bank or the payment of debt by Borrower subject to prior regulatory approval, a notice or finding under Section 8(a) of the FDI Act, or any similar enforcement action, measure or proceeding; or (b) proposes or issues to any executive officer or director of Borrower or Subsidiary Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order, a removal order or suspension order or the assessment of civil monetary penalties; or
               8.1.1.14. Subsidiary Bank is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder or if a conservator or receiver is appointed for Subsidiary Bank; or
               8.1.1.15. Borrower or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower or any Subsidiary is applied for or appointed, and if appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to or acquiescence in such appointment, or within 30 days after such appointment, such appointment is not vacated or stayed on appeal or otherwise or shall not otherwise have ceased to continue in effect; or
               8.1.1.16. Any proceedings involving Borrower or any Subsidiary are commenced by or against Borrower or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government and, with respect to Borrower only, if such proceedings are instituted against Borrower, Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within 30 days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

               8.1.1.17. Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within 30 days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against Borrower under the Code Provisions, and if instituted against Borrower, is consented or acquiesced in by it or remains for 30 days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions; or
               8.1.1.18. Subsidiary Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for Subsidiary Bank and is not discharged within 30 days; or
               8.1.1.19. If 15 days after notice thereof, Borrower or any Subsidiary continues to be in default in any payment of principal or interest for any other obligation or in the performance of any other term, condition or covenant contained in any agreement, including an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis, under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity; or
               8.1.1.20. The Pledged Subsidiary Bank Shares are attached, seized, subjected to a writ of distress warrant or are levied upon or become subject to any lien, claim, security interest or other encumbrance of any kind, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or the Pledged Subsidiary Bank Shares constitute less than 100% of the outstanding of Subsidiary Bank; or
               8.1.1.21. Any Subsidiary applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for any Subsidiary; or
               8.1.1.22. The Junior Subordinated Debentures are no longer (or any other Indebtedness incurred in connection with, or relating to, any trust preferred securities issued by a trust created by Borrower is not) junior and subordinate in all respects to the Loans; or
               8.1.1.23. If Borrower or any Subsidiary defaults or continues to be in default in any payment of principal or interest for any other obligation, or in the performance of any other term, condition or covenant contained in any agreement (including an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis), under which any such obligation is created, where the aggregate consolidated liability of Borrower or any such Subsidiary thereunder is in excess of $500,000.
          8.1.2. Lender’s Remedies. Subject to Section 8.6 of this Agreement, upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to Borrower:
               8.1.2.1. Declare the Notes to be, and they shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any Note to the contrary notwithstanding; or
               8.1.2.2. Terminate Lender’s obligations under this Agreement to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Lender to extend credit or to make disbursements hereunder shall terminate; or

               8.1.2.3. Exercise all of its rights and remedies at law, in equity and/or pursuant to any or all Collateral Documents, including foreclosing on the Collateral.
Borrower shall pay to Lender, upon demand, all expenses, including attorneys’ fees and expenses, of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Agreement or any of the other Loan Documents or other related documents; and all such expenses, as determined by Lender in its sole and absolute discretion, shall, until paid, be secured by the Loan Documents and shall bear interest at the Default Rate.
     8.2. Protective Advances. If an Event of Default occurs, Lender may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Lender in so doing, as determined by Lender in its sole and absolute discretion, shall (a) be deemed advanced by Lender under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (b) constitute additional advances hereunder, the payment of which is additional Indebtedness evidenced by the applicable Note(s) that correspond(s) to the subject Event of Default and (c) become due and owing, at Lender’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.
     8.3. Other Remedies. If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents and other related documents.
     8.4. No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.
     8.5. Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s fees and expenses, including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Loan Documents or other related documents.
     8.6. Limitation on Remedies with Respect to Subordinated Debt. If an Event of Default under Sections 8.1.1.17 or 8.1.1.18 of this Agreement shall occur, Lender may declare the Subordinated Debenture and any other amounts due Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. If Borrower receives a written notification from the FRB that the Subordinated Debenture no longer constitutes Tier 2 Capital of Borrower (the “Federal Reserve Notice”), other than due to the limitation imposed by the second sentence of 12 C.F.R. §250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt, and if thereafter any Event of Default shall occur under Section 8.1 of this Agreement, Lender may declare the Subordinated Debenture and any other amounts due Lender hereunder immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind. Upon the occurrence of an Event of Default, it is specifically understood and agreed that, notwithstanding the curing of such Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full. Upon the occurrence of an Event of Default without notice by Lender to or demand by Lender of Borrower, Lender shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the other Loan Documents. The parties agree that until the earlier of the Subordinated Debt Maturity Date or the delivery of a Federal Reserve Notice, Lender may only enforce Borrower’s obligations under the Subordinated Debt if (a) Borrower fails to pay interest when due on the Subordinated Debenture, in which case Lender may pursue Borrower for such interest, (b) Borrower fails to comply with any of the covenants set forth in Section 5 of this Agreement (other than with respect to events, actions and transactions referenced in Sections 5.1.1, 5.1.2 and 5.1.4), in which case Lender may pursue Borrower to ensure that Borrower complies with such covenants or (c) an Event of Default occurs under Sections 8.1.1.17 or 8.1.1.18 of this Agreement, in which case the first sentence of this Section 8.6 shall govern.

          9. MISCELLANEOUS.
     9.1. Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Collateral and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct and gross negligence. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever, including attorneys’ fees and expenses, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Note, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.
     9.2. Assignment and Participation. Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder, including the Notes. Lender may also assign all or any part of any Loan and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors (each an “Assignee Lender”). Lender shall notify Borrower in advance of the identity of any proposed Assignee Lender. Upon delivery to Borrower of an executed copy of the Assignee Lender’s assignment and acceptance (a) each such Assignee Lender shall be deemed to be a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender, such Assignee Lender shall have the rights and obligations of Lender hereunder and under the other Loan Documents and other related documents and (b) Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder and under the other Loan Documents, including the obligation to fund the Assignee Lender’s share of the Loans, and other related documents. Within five Business Days after receipt of a copy of the executed assignment and acceptance document, Borrower shall execute and deliver to Lender a new Note or Notes, as applicable (for delivery to the relevant Assignee Lender), evidencing such Assignee Lender’s assigned portion of the Loans and a replacement Note or Notes, as applicable, in the principal amount of the Loans retained by Lender (such Note to be in exchange for, but not in payment of, the Note then held by Lender). Such Note shall be dated the date of the predecessor Note. Lender shall mark the predecessor Note “exchanged” and deliver it to Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall be paid as provided in the assignment agreement between Lender and to the Assignee Lender. Accrued interest on that part of the predecessor Note evidenced by the replacement Note shall be paid to Lender. Accrued interest and accrued fees shall be so apportioned between the Note and paid at the same time or times provided in the predecessor Note and in this Agreement. Borrower authorizes Lender to disclose to any prospective Assignee Lender any financial or other information pertaining to Borrower or the Loans. In addition, Borrower agrees that, if so requested by Lender, Borrower will cause all insurance policies, binders and commitments, including casualty insurance and title insurance, required by the Loan Documents or other related documents to be delivered to Lender to name the Assignee Lender as an additional insured or obligee, as Lender may request. Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 9.2, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents and other related documents to a Federal Reserve Bank, provided that no such pledge or assignment shall release Lender from its obligations thereunder.
     9.3. Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, either voluntarily or by operation of law.
     9.4. Time of the Essence. Time is of the essence of this Agreement.

     9.5. No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of any Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.
     9.6. Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
     9.7. Usury; Revival of Liabilities. All agreements between Borrower and Lender, including this Agreement and any other Loan Documents, are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of Illinois. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of Illinois, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the Indebtedness secured by the Collateral (whether or not then due and payable) and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment, proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.
     9.8. Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Centrue Financial Corporation
122 West Madison Street
Ottawa, Illinois 61350
Attn: Kurt R. Stevenson
Telephone No.: 815-431-2811
Fax No.: 815-431-2820

with a copy to:	Howard & Howard Attorneys, P.C.
151 S. Rose Street, Suite 800
Kalamazoo, MI 49007
Attn: Jeffrey P. Chalmers
Telephone No.: (269) 382-8787
Fax No.: (269) 382-1568

if to Lender:	LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attn: Tammy Cutler
Telephone No.: (312) 904-1593
Fax No.: (312) 904-2684

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn: Robert M. Fleetwood, Esq.
Telephone No.: (312) 629-7329
Fax No.: (312) 984-3150
or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.
     9.9. Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.
     9.10. No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.
     9.11. Brokerage Commissions. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, lost profits, demands, litigation, defenses, costs, judgments, suits, proceedings, damages, disbursements or expenses of any kind or nature whatsoever, including attorneys’ fees and expenses, consequential or otherwise, which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of its Affiliates in connection with, arising out of or relating to any claim of a broker’s or finder’s fee against Lender or any person or entity in connection with the transaction herein contemplated arising out of or relating to Borrower’s or Lender’s action or inaction.
     9.12. Publicity. Borrower shall not publicize any Loan without the prior written consent of Lender, except as may be required by law.

     9.13. Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.
     9.14. Additional Assurances. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.
     9.15. Entire Agreement. This Agreement and Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.
     9.16. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to conflicts of law. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
     9.17. Forum; Venue. To induce Lender to accept this Agreement and the other Loan Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Loan Documents shall be litigated only in courts having suits within Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.
     9.18. No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
     9.19. Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
     9.20. Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
     9.21. Knowledge; Discretion. All references herein to a party’s knowledge shall be deemed to mean the best knowledge of such party based on commercially reasonable inquiry. All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Borrower and each Subsidiary. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.
     9.22. Acknowledgment of Indebtedness under the Existing Loan Agreement. Borrower acknowledges and confirms that, immediately prior to the Closing hereunder, it was indebted to Lender, without defense, setoff or counterclaim, in the aggregate principal amount of Twelve Million Eight

Hundred Sixty Four Thousand Six Hundred Twenty Five and No/100 Dollars ($12,864,625) under the Outstanding Revolving Loan.
     9.23. Existing Loan Agreement and Existing Pledge and Security Agreement. From and after the Closing hereunder, the Existing Loan Agreement and the Existing Pledge and Security Agreement shall have been amended and restated and of no further force and effect from and after the date hereof.
[THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S INDEPENDENT LEGAL COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER LOAN DOCUMENTS AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

CENTRUE FINANCIAL CORPORATION

By:

Name:
Title:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:
Title: